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                                                           EXHIBIT 3-(k)


      PARTNERSHIP UNIT DESIGNATION OF SERIES D CONVERTIBLE PREFERRED UNITS

         The following is a statement of the designations, qualifications, special or relative rights and privileges of the Series D Convertible Preferred Units of Keystone Operating Partnership, L.P. (the "Partnership"). Capitalized terms used but not otherwise defined in this Partnership Unit Designation shall have the same meanings ascribed to them in the Partnership's Amended and Restated Agreement of Limited partnership, dated as of December 12, 1997, and any amendments thereto (collectively, the "PARTNERSHIP AGREEMENT").

1. DEFINITIONS. For purposes of this Partnership Unit Designation of Series D Convertible Preferred Units, the following terms shall have the meanings indicated:

                  "BOARD OF DIRECTORS" shall mean the Board of Directors of the General Partner or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Units.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

                  "COMMON SHARES" shall mean the shares of common stock, par value $.001 per share, of the General Partner.

                  "CONVERSION PRICE" shall mean the conversion price per Common Share or OP Unit (as defined below) for which each Series D Preferred Unit is convertible, as such Conversion Price may be adjusted pursuant to Section 8 hereof. The initial conversion price shall be $16.50 (equivalent to a conversion rate of 1.51515 Common Shares or OP Units for each Series D Preferred Unit).

                  "CURRENT MARKET PRICE" shall mean, with respect to the Common Shares, on any date specified herein, the arithmetic average of the Market Price during the period of the most recent ten consecutive Trading Days ending on such date.

                  "DISTRIBUTION PAYMENT DATES" shall mean, with respect to each Distribution Period, the last calendar day of January, April, July and October, in each year, commencing on July 31, 1999; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Business Day immediately following such Distribution Payment Date.

                  "DISTRIBUTION PERIODS" shall mean quarterly distribution periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include July 31, 1999).

                  "GENERAL PARTNER" shall mean Keystone Property trust, a Maryland real estate investment trust and the general partner of the Partnership.

                  "ISSUE DATE" shall mean the first date on which any Series D Preferred Units are issued.

                  "MARKET PRICE" shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or, if the Common Shares are not listed or admitted for trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASD Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

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                  "PERSON" shall mean any individual, firm, partnership,
         corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "TRADING DAY" shall mean any day on which the securities in question are traded on the American Stock Exchange, or if such securities are not listed or admitted for trading on the American Stock Exchange, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

2. DESIGNATION AND NUMBER. The designation for the class of Preferred Units authorized by this Partnership Unit Designation shall be Series D Convertible Preferred Units (the "SERIES D PREFERRED UNITS"). The number of Series D Preferred Units shall be 450,700, which number may be decreased (but not below the number thereof then outstanding) from time to time by the General Partner.

3. RANK. For the purposes of this Partnership Unit Designation and notwithstanding any provision to the contrary in the Partnership Agreement, any class or classes of Partnership Units in the Partnership shall be deemed to rank:

         (A) prior to the Series D Preferred Units (if authorized by a vote of the holders of Series D Preferred Units pursuant to Section 9), either as to distributions or upon liquidation, dissolution or winding up, or both, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series D Preferred Units;

         (B) on a parity with the Series D Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, whether or not the distribution payment dates, or redemption or liquidation prices per Partnership Unit thereof, be different from those of the Series D Preferred Units, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective distribution rates or liquidation prices, without preference or priority of one over the other as between the holders of such Partnership Units and the holders of Series D Partnership Preferred Units (the term "PARITY PREFERRED UNIT" being used to refer to any Partnership Unit on a parity with the Series D Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, as the context may require and shall include the Series A Convertible Preferred Units and the Series B Convertible Preferred Units of the Partnership); and

         (C) junior to Series D Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, if such class shall be OP Units or any other common Partnership Unit (the "JUNIOR UNITS") or if the holders of the Series D Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or classes.

4. DISTRIBUTIONS.

         (A) The holders of Series D Preferred Units shall be entitled to receive, when, as and if authorized and declared by the General Partner out of funds legally available for that purpose, distributions payable in cash at the rate per annum equal to the greater of (i) $2.25 per Series D Preferred Unit or
(ii) an amount per Series D Preferred Unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of Common Shares, or portion thereof, into which each Series D Preferred Unit is then convertible, in accordance with the terms of this Partnership Unit Designation (such greater amount, the "ANNUAL DISTRIBUTION Rate"); PROVIDED, HOWEVER, that on and after the ten year anniversary of the Issue Date, the Annual Distribution Rate shall be a rate per annum equal to the greater of (i) $4.50 per Series D Preferred Unit or (ii) an amount per Series D Preferred Unit


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equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of Common Shares, or portion thereof, into which each Series D Preferred Unit is then convertible, in accordance with the terms of this Partnership Unit Designation. The amount referred to in each clause (ii) of this subparagraph (a) with respect to each Distribution Period shall be determined as of the applicable Distribution Payment Date by multiplying the number of Common Shares, or portion thereof calculated to the fourth decimal point, into which a Series D Preferred Unit would be convertible at the opening of business on such Distribution Payment Date (based on the Conversion Price then in effect) by the quarterly cash distribution payable or paid for such Distribution Period in respect of a Common Share outstanding as of the record date for the payment of distributions on the Common Shares with respect to such Distribution Period or, if different, with respect to the most recent quarterly period for which dividends with respect to the Common Shares have been declared. Such distributions shall be cumulative from the Issue Date, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions, shall compound quarterly at a rate per annum equal to (a) on or prior to the tenth
(10th)anniversary of the Issue Date, nine percent (9%), or (b) after the tenth
(10th) anniversary of the Issue Date, eighteen percent (18%); and shall be payable quarterly, when, as and if authorized and declared by the General Partner, in arrears on Distribution Payment Dates, commencing on the first Distribution Payment Date after the Issue Date. Each such distribution shall be payable in arrears to the holders of record of the Series D Preferred Units, as they appear on the records of the Partnership at the close of business on each record date which shall not be more than 30 days preceding the applicable Distribution Payment Date (the "DISTRIBUTION PAYMENT RECORD DATE"), as shall be fixed by the General Partner. Accrued and unpaid distributions for any past Distribution Periods may be authorized and declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the General Partner. The amount of accrued and unpaid distributions on any Series D Preferred Unit at any date shall be the amount of any distributions thereon calculated and compounded at the applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash.

         (B) The amount of distributions payable for each full Distribution Period for the Series D Preferred Units shall be computed by dividing the Annual Distribution Rate by four. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series D Preferred Units shall be compounded on the basis of twelve 30-day months and a 360-day year. Holders of Series D Preferred Units shall not be entitled to any distributions, whether payable in cash or property, in excess of cumulative distributions, as herein provided, on the Series D Preferred Units, plus any other amounts provided in this Partnership Unit Designation.

         (C) So long as any Series D Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Preferred Units for any period unless full cumulative distributions have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Preferred Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon Series D Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Preferred Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series D Preferred Units and such Parity Preferred Units.

         (D) So long as any Series D Preferred Units are outstanding, no distributions (other than distributions paid solely in units of, or options, warrants or rights to subscribe for or purchase units of, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution




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authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of OP Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Partnership or any subsidiary), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any units) by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series D Preferred Units and any other Parity Preferred Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series D Preferred Units and all past distribution periods with respect to such Parity Preferred Units and (ii) sufficient funds shall have been paid or "set apart for the payment" of the distribution for the current Distribution Period with respect to the Series D Preferred Units and any Parity Preferred Units. For the purposes of this Section 4(d), "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any Partnership Units; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Units or any series of Parity Preferred Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5. ALLOCATIONS. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among the holders of Series D Preferred Units in accordance with Article VI of the Partnership Agreement.

6. LIQUIDATION PREFERENCE. The Series D Preferred Units shall rank, as to any Liquidation (as herein defined), of the Partnership, prior to the OP Units and any other class of Partnership Units of the Partnership ranking junior to Series D Preferred Units as to rights upon Liquidation, so that in the event of any Liquidation, whether voluntary or involuntary, the holders of the Series D Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of OP Units or any other Junior Units, an amount (collectively, the "LIQUIDATION AMOUNT") equal to the greater of (a)(i) $25.00 per Series D Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued pursuant to Section 4(a) and unpaid thereon to the date of final distribution to such holders (the "LIQUIDATION PREFERENCE") plus (ii) the Liquidation Premium (as herein defined) or (b) an amount per Series D Preferred Unit equal to the amount which would have been payable had each Series D Preferred Unit been converted into Common Shares immediately prior to such Liquidation. The holders of the Series D Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units ranking senior to the Series D Preferred Units as to rights upon Liquidation shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Amount, the holders of Series D Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any such Liquidation, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series D Preferred Units and any other units of any class or series of Parity Preferred Units shall be insufficient to pay in full the Liquidation Amount, then such assets, or the proceeds thereof, shall be distributable among such holders of Series D Preferred Units and Parity Preferred Units ratably in accordance with the respective amounts which would be payable on such Partnership Units if all amounts payable thereon were paid in full. For the purposes hereof, a "LIQUIDATION" shall mean (a) a dissolution or winding up of the General Partner or the Partnership, whether voluntary or involuntary; or (b) a sale or transfer of all or substantially all of the General Partner's or the Partnership's assets other than to an affiliate of either the General Partner or the Partnership if such Affiliate agrees to assume the obligations set forth herein; PROVIDED, HOWEVER, that a



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consolidation or merger of the General Partner or the Partnership with and into one or more entities which are not affiliates of the General Partner or the Partnership which results in a Change in Control (as herein defined) shall be deemed to be a Liquidation. For the purposes hereof, the "LIQUIDATION PREMIUM" shall mean (a) on or prior to the fifth (5th)anniversary of the Issue Date, an amount equal to ten percent of the Liquidation Preference, or (b) after the fifth (5th)anniversary of the Issue Date, in connection with any Liquidation, an amount equal to the Redemption Premium which would be payable on the Series D Preferred Shares if such shares were called for redemption by the General Partner. For the purposes hereof, a "CHANGE IN CONTROL" shall mean any merger or consolidation of the General Partner or the Partnership in which one or more entities or persons which are not affiliates of the General Partner or the Partnership, as the case may be, acquire more than 50% of the General Partner's or the Partnership's outstanding voting equity securities or as a result of which security holders of the General Partner or the Partnership immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity's outstanding securities.

7. Redemption at the Option of the Partnership.

         (A) At any time from and after the fifth anniversary of the Issue Date the Partnership may, and, upon the written election of the Partnership given to each record holder of Series D Preferred Units (the "REDEMPTION NOTICE"), the Partnership shall, redeem for cash on the date specified in the Redemption Notice (which date shall not be less than 15 days nor more than 30 days after the date of the Redemption Notice) (the "REDEMPTION DATE"), all, but not less than all, of the outstanding Series D Preferred Units at a price per Series D Preferred Unit equal to the Liquidation Preference plus a premium (the "REDEMPTION PREMIUM") which shall equal the following percentages of the Liquidation Preference during the following periods:


         From the fifth anniversary of the Issue Date
         through and including the sixth anniversary of the Issue Date..................................4.5%

         From the sixth anniversary of the Issue Date
         through and including the seventh anniversary of the Issue Date..............................3.375%

         From the seventh anniversary of the Issue Date
         through and including the eighth anniversary of the Issue Date................................2.25%

         From the eighth anniversary of the Issue Date and thereafter.....................................0%


         (B) From and after full payment of the Liquidation Preference plus the Redemption Premium, if any, payable to the holders of Series D Preferred Units on the Redemption Date, (i) except as otherwise provided herein, distributions on the Series D Preferred Units so called for redemption shall cease to accrue,
(ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series D Preferred Units of the Partnership shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon and to receive any distributions payable thereon). The Partnership's obligation to provide cash in accordance with this
Section 7 shall be deemed fulfilled, and the Partnership will have no further liability with respect to such Series D Preferred Units, if, on or before the Redemption Date, the Partnership shall deposit in an account with a bank or trust company designated by the holders of the Series D Preferred Units, all cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Units so called for redemption. No interest shall accrue for the benefit of the holder of Series D Preferred Units to be redeemed on any cash so set aside by the Partnership.

8. CONVERSION.


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         (A) Holders of Series D Preferred Units shall have the right to convert all or a portion of such units into Common Shares or units of limited partnership interest ("OP UNITS"), as follows:

                  (a) Subject to and upon compliance with the provisions of this
          Section 8, a holder of Series D Preferred Units shall have the right, at his or her option, at any time and from time to time, to convert such units into (i) that amount of cash obtained by multiplying the Current Market Price by a fraction, the numerator of which is the aggregate Liquidation Preference of such Series D Preferred Units and the denominator of which is the Conversion Price (as in effect at the time and on the date provided for in Section 8(d)), payable in accordance with the provisions of the Partnership Agreement (the "CASH Payment"), or (ii) at the election of such holder, the number of fully paid and non assessable Common Shares or OP Units obtained by dividing the aggregate Liquidation Preference of such Series D Preferred Units (computed on the date of conversion) by the Conversion Price (as in effect at the time and on the date provided for in Section 8(d)), at the election of the General Partner, by surrendering such Series D Preferred Units to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 8; PROVIDED, HOWEVER, that the right to convert Series D Preferred Units called for redemption pursuant to Section 7 hereof shall terminate at the close of business 10 days after delivery by the Partnership of a Redemption Notice for such redemption, unless the Partnership shall default in making payment of any cash payable upon such redemption under Section 7 hereof.

                  (b) In order to exercise the conversion right, the holder of each Series D Preferred Unit shall deliver to the Partnership written notice (specifying the number of Series D Preferred Units to be converted) (the "WRITTEN NOTICE") that the holder thereof elects to convert such Series D Preferred Units (the "OFFERED UNITS") and whether the holder thereof desires to receive OP Units or Common Shares. Each unit surrendered for conversion shall be accompanied by instruments of transfer, in the form attached hereto as EXHIBIT A, duly executed by the holder or such holder's duly authorized attorney and unless the Common Shares or OP Units issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Units are registered, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

         (B) Holders of Offered Units at the close of business on any Distribution Payment Record Date shall be entitled to receive the distribution payable on such Offered Units on the corresponding Distribution Payment Date (and of any accrued and unpaid distributions to the date or conversion), notwithstanding the conversion thereof, following such Distribution Payment Record Date and prior to such Distribution Payment Date; PROVIDED, HOWEVER, that no holder of Offered Units shall be entitled to receive a distribution for such Distribution Period with respect to an Offered Unit if such holder is entitled to receive a distribution with respect to a OP Unit or Common Share for which such Offered Unit has been exchanged and such distribution shall be made to the General Partner.

         (C) As promptly as practicable after the receipt of the Written Notice as aforesaid, if the General Partner does not elect to make the Cash Payment for such Offered Units, the General Partner shall issue and deliver at such office to such holder, or send on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Offered Units in accordance with the provisions of this Section 8, and any fractional interest in respect of a Common Share arising upon conversion shall be settled as provided in paragraph (e) of this Section 8.

         (D) If the General Partner does not elect to make the Cash Payment for such Offered Units, each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Written Notice shall have been received by the Partnership as aforesaid, and the person



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or persons in whose name or names any certificate or certificates for Common
Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the General Partner shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series D Preferred Units shall have been surrendered and such notice received by the Partnership.

         (E) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of Series D Preferred Units. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series D Preferred Unit, the Partnership shall pay to the holder of such Series D Preferred Unit an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series D Preferred Unit shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Units so surrendered.

         (F) The Conversion Price shall be adjusted from time to time as follows:

                  (a) If the General Partner shall after the Issue Date (A) pay a dividend or make a distribution on its shares of capital stock in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series D Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Series D Preferred Unit been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to subparagraph (iv) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (b) If the General Partner shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and
          (II) the number of Common Shares that the aggregate proceeds to the General Partner from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to subparagraph (vii) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the General Partner upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer or the Board of Directors, whose determination shall be conclusive.

                  (c) If the General Partner shall distribute to all holders of its Common Shares any shares of capital stock of the General Partner (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of assets based upon a fair valuation of the assets, in excess of the sum of the liabilities of the General Partner and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the General Partner and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "SECURITIES"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by
          (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to subparagraph (vii) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series D Preferred Unit after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a person converting a Series D Preferred Unit would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                  (d) The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series D Preferred Units shall not be entitled to receive rights, including



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

          exchange rights (the "Rights"), pursuant to any shareholders protective rights agreement (the "Agreement") that may be adopted by the General Partner as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 8; PROVIDED, HOWEVER, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the General Partner shall make provision so that Rights, to the extent issuable at the time of conversion of any Series D Preferred Units into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.

                  (e) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this
          Section 8, the General Partner shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the General Partner and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section 8 to the contrary notwithstanding, the General Partner shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 8, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the General Partner to its stockholders shall not be taxable or, if that is not possible, to determine any income taxes that are otherwise payable because of such event.

                  (f) Whenever the Conversion Price is adjusted as herein provided, the Partnership shall prepare and deliver to the holders of the Series D Preferred Units in a reasonable time period a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the calculation thereof. The General Partner shall mail such notice and such certificate to the holders of each Series D Preferred Unit at such holder's last address as shown on the records of the Partnership.

                  (g) In any case in which this Section 8 provides that an adjustment shall become effective on the day next following the record date for an event, the General Partner may defer until the occurrence of such event (A) issuing to the holder of any Series D Preferred Unit converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to this Section 8.

         (G) The General Partner will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting




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

conversion of the Series D Preferred Units, the full number of Common Shares deliverable upon the conversion of all outstanding Series D Preferred Units not theretofore converted. For purposes of this paragraph (e), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Units shall be computed as if at the time of computation all such outstanding units were held by a single holder. The General Partner covenants that any Common Shares issued upon conversion of the Series D Preferred Units shall be validly issued, fully paid and non-assessable.

         (H) The Partnership shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series D Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares, the Cash Payment or other securities or property in a name other than that of the holder of the Series D Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

9. VOTING RIGHTS. The holders of Series D Preferred Units shall have the right (voting on an as converted basis as a single class with all holders of OP Units, and Parity Preferred Units or Junior Units which are given similar rights) to vote on all matters which require a Consent of the Limited Partners (as defined in the Partnership Agreement) as well as (i) any voting rights to which they may be entitled under the laws of the State of Delaware, and (ii) as follows:

         (A) So long as any Series D Preferred Units remain outstanding, the consent of the holders of at least two-thirds of the Series D Preferred Units outstanding at the time, given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

         (B) the issuance or increase of any class or series of Partnership Units ranking prior (as that term is defined in paragraph 3(a) hereof) to the Series D Preferred Units; or

         (C) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Partnership Agreement (including this Partnership Unit Designation or any provision hereof), that would materially and adversely affect any power, preference, or special right of the Series D Preferred Units or of the holders thereof;

         PROVIDED, HOWEVER, that any increase in the number of Series D Preferred Units or any increase or decrease in the number of any class or series of Preferred Units of the Partnership or the creation and issuance of other classes or series of OP Units or Preferred Units of the Partnership, in each case ranking on a parity with or junior to the Series D Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

10. INFORMATION. In the event that the General Partner ceases to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the Partnership shall cause all information that is generally provided to the shareholders or other securityholders, or required to be provided to creditors of the General Partner to be sent to holders of Series D Preferred Units at approximately the same time as such information is distributed to the shareholders or other securityholders or creditors of the General Partner.


                [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]


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

         IN WITNESS WHEREOF, this Partnership Unit Designation has been duly executed by the General Partner on behalf of the Partnership as of the day and year set forth below.

         DATED: July 21, 1999                    GENERAL PARTNER

                                                 KEYSTONE PROPERTY TRUST

                                                 By: /s/ Timothy A. Peterson
                                                 Name: Timothy A. Peterson
                                                 Title: Chief Financial Officer




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